Confidential

CONFIDENTIAL TREATMENT HAS BEEN SUBMITED WITH RESPECT TO CERTAIN PORTIONS OF THIS EXHIBIT PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THOSE PORTIONS ARE DESIGNATED BY “*****”

SUPPLY AGREEMENT

This Supply Agreement (this “Agreement”) is dated and effective as of January 1, 2006 between Forbes Medi-Tech Inc., a corporation continued under the Canada Business Corporations Act, having an address at Suite 200 – 750 West Pender Street, Vancouver, British Columbia  V6C 2T8 (“Forbes”), and Phyto-Source, L.P., a Texas limited partnership, having a place of business at 12502 Bay Area Boulevard, Pasadena, Texas 77507, USA (“Phyto-Source”).

Recitals

A.

Phyto-Source operates a facility at Pasadena, Texas, (the “Facility”) which is capable of manufacturing wood sterols from tall oil pitch (“TOP”) for use as Phyto-S Sterols (“Phyto-S Product”) and the Facility is also capable eof manufacturing Forbes’ propriety product Reducol (“Reducol”).

B.

Forbes desires to purchase from Phyto-Source, and Phyto-Source agrees to manufacture and supply to Forbes Phyto-S Product and Reducol upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

Section 1.

Effect of This Agreement

Termination of Original Supply Agreement.  By operation of a separate Termination Agreement dated February 20, 2006 and attached hereto as Exhibit I, the original Supply Agreement between Forbes Medi-Tech (USA) Inc. (Forbes USA) and Phyto-Source dated effective July 17, 2001 was terminated as of the date of the Termination Agreement and is of no further force or effect.  The parties acknowledge that no purchase orders have been placed, accepted or modified between Forbes and Phyto-Source prior to February 1, 2006, and therefore there are not any purchase orders from prior to February 1, 2006 that are subject to or counted toward the pricing, minimum volume commitments, and other terms of this Agreement.

Section 2.

Term and Termination

(a)

Subject to the provisions of subparagraph (b) below, this Agreement will be in effect from January 1, 2006 through December 31, 2010   (the “Initial Term”) and unless terminated in accordance with the provisions of this Agreement will be renewed automatically thereafter for renewal terms of one year each (each, an “Extension Term”).  Either party may terminate this Agreement as of the end of the Initial Term or as of the end of any Extension Term by giving the other party written notice of termination not later than the previous August 31.

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(b)

Upon a material breach by either party of its obligations under this Agreement, the non-breaching party may give notice to the breaching party of its intent to terminate this Agreement. Notice of termination shall become effective sixty (60) days after notice of intent to terminate has been given, without necessity for judicial action, unless the breaching party has corrected the breach in all material respects, or has taken other action reasonably satisfactory to the non-breaching party to remedy the breach. Notwithstanding the foregoing, notice period of fifteen (15) days shall be applicable in the event Forbes is in default of any payment obligation, which is not being disputed in good faith by Forbes, under this Agreement.

Section 3.

Phyto-S Product and Reducol

(a)

Phyto-Source agrees to sell and Forbes agrees to buy the Phyto-S Product  and Reducol on the terms and subject to the conditions contained in this Agreement.  All Phyto-S Product sold pursuant to this Agreement shall comply with the   specifications set forth in Exhibit A (the “Phyto-S Specifications”) as such Phyto-S Specifications may be amended from time to time by either party acting reasonably with the consent of the other party, which consent shall not be unreasonably withheld. All Reducol sold pursuant to this Agreement shall comply with Forbes’ specifications set forth in Exhibit B (the “Reducol Specifications”) as such Reducol Specifications may be amended from time to time by either party acting reasonably with the consent of the other party, which consent shall not be unreasonably withheld.   Any additional costs incurred by Phyto-Source due to the amendment of the Phyto-S Specifications or the Reducol Specifications by Forbes shall be borne by Forbes, and notwithstanding anything else to the contrary in this Agreement, the Price specified in this Agreement shall be adjusted accordingly.   Unless otherwise noted, all references to “Phyto-S Product” shall be presumed to refer to Phyto-S Product that meets the then-current Phyto-S Specifications and all references to “Reducol” shall be presumed to refer to Reducol that meets the then-current Reducol Specifications. The Phyto-S Product and Reducol shall be of food grade and suitable for food products in accordance with applicable EU and US government rules and regulations. In case Phyto-Source notifies Forbes that it is not able to fulfill the said governmental food grade requirement, Forbes or Phyto-Source may terminate this Agreement without penalty, subject to the provisions of Section 13(e).

(b)

Upon reasonable notice to Phyto-Source, Forbes shall have the right, but is under no obligation, to attend at and audit the Facility during regular business hours upon reasonable prior written notice to ensure that Phyto-Source is in full compliance with the provisions of this Agreement.  Any such audit shall be conducted at Forbes' sole cost and expense, during regular business hours.  Phyto-S Product and Reducol sold under this Agreement shall be manufactured at the Facility unless specifically disclosed otherwise.  Forbes will have the right to audit and approve in writing any proposed alternative manufacturing facility or to have it audited on its behalf.

(c)

Phyto-Source shall be solely responsible for obtaining all raw material necessary for the manufacture of the Phyto-S Product and for disposing of all wastes and byproducts resulting from the manufacture of the Phyto-S Product.  Phyto-Source shall ensure traceability of all ingredients, process chemicals and raw materials used in the Phyto-S Product.  It shall at all times be able to present to Forbes or its representatives at Forbes’ request documentary evidence in relation thereto.  This obligation shall extend to batch records including the identification and origin of all TOP and or other raw materials used in the manufacture of Phyto-S Product.

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(d)

Forbes agrees to purchase from Phyto-Source its existing inventory of Stanols in the quantities and having the specifications set out in Exhibit G (the “Stanols”) for the manufacture of Reducol.  Additional Stanols (meeting the specification set out in Exhibit G as may be amended from time to time) required for the production of Reducol during the term of this Agreement shall be sourced and supplied directly by Forbes or from a third party at Forbes’ direction.  Phyto-Source will during the term of this Agreement store up to *****(amount omitted) of Stanols at the Facility at no additional charge to Forbes.  Except as otherwise specifically provided in Section 5(g) of this Agreement, Phyto-Source will not be entitled to any mark-up or additional charge for handling the Stanols.  Forbes shall be responsible for storing any additional Stanols at a location of Forbes’ choosing.  The additional stored Stanols will be made available to Phyto-Source in sufficient quantities and in a timely manner to support any purchase order for Reducol from Forbes.  Notwithstanding any other specification or requirement for Stanols, all Stanols used under this Agreement shall be produced using Phyto-S Product as the raw material in the production of Stanols.  Phyto-Source shall be solely responsible for disposing all waste and by-products resulting from the manufacture of Reducol.  Phyto-Source shall ensure traceability of all ingredients, process chemicals and raw materials used in the Reducol (except those ingredients and raw materials sourced directly by Forbes).  It shall at all times be able to present to Forbes or its representatives at Forbes’ request documentary evidence in relation thereto.  This obligation shall extend to batch records including the identification and origin of all TOP and or other raw materials used in the manufacture of the Reducol.  Under no circumstances shall Phyto-Source be liable to Forbes for late delivery or non-delivery of Reducol if the reason for such failure or delay is inadequate or nonconforming supply of Stanol (except in the case of inadequate supply which is the result of Phyto-Source’s negligent acts or omissions or failure to meet the yield requirements set forth in Section 7(b)).

Section 4.

Purchase and Sale

(a)

Forecasts.  Forbes shall provide to Phyto-Source, no later than thirty (30) days prior to the end of each calendar quarter, a forecast of Forbes’ expected monthly demand for Phyto-S Product and Reducol (“Forecast”) for the following quarter.  All quarterly forecasts and monthly estimates therein shall be based on a rateable linear distribution of the annual minimum quantities, except as within the variances permitted in this section (a).  The Forecast amount for any particular prospective calendar quarter shall not, without Phyto-Source’s consent, change more than *****(amount omitted) from one successive Forecast to the next Forecast. The parties acknowledge and agree that Forbes has no obligation to provide a Forecast for the first quarter of 2006 and Forbes obligation to provide Forecasts commences at the end of the first quarter in 2006.  Notwithstanding this provision, meeting or failing to meet a Forecast by either party shall not affect the minimum and/or maximum volume commitments in Section 5.

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(b)

Purchases of Phyto-S Product and Reducol.  All orders of Phyto-S Product and/or Reducol shall be submitted by Forbes’ written purchase order to Phyto-Source setting out the quantity of Phyto-S Product and/or Reducol to be purchased.  All purchase orders shall be subject to the terms and conditions of this Agreement, and the parties agree that any inconsistent or additional terms in such purchase orders shall have no force and effect.  In the event of any conflict between the terms of this Agreement and the terms set forth in Forbes’ purchase order, this Agreement shall govern unless otherwise expressly agreed in writing by both parties.  The purchase orders shall be in compliance with the quarterly forecasts provided by Forbes to Phyto-Source and Forbes will provide a purchase order covering the upcoming quarter to Phyto-Source not later than *****(term omitted) prior to the commencement of each quarter.  If the aggregate monthly quantities specified in purchase orders in any given month exceed the monthly estimate in the most recent applicable quarterly forecast, Phyto-Source may, to the extent the purchase order exceeds the monthly estimate, refuse in writing (without penalty) to provide such additional quantities.

(c)

Deliveries of Phyto-S Product and Reducol.  Phyto-Source shall within *****(term omitted) provide to Forbes a written acknowledgement of receipt of the purchase order.  If Forbes has not received an acknowledgement from Phyto-Source within one (1) business day, then Forbes shall make reasonable efforts to confirm receipt of the purchase order by Phyto-Source.  Once receipt of the purchase order has been acknowledged by Phyto-Source, Phyto-Source shall within *****(term omitted) confirm its ability to meet the requested delivery date, or, if unable to meet such date, advise of the date it can provide delivery or advise that it is unable to fulfill all or part of the requested purchase of Phyto-S Product and/or Reducol.  In the event Phyto-Source fails to confirm delivery dates and its ability to fulfill all or part of the requested purchase order in writing within the four-day period, the order shall be deemed accepted as submitted. Subject to the provisions of Section 4(b), the parties acknowledge and agree that the quarterly purchase orders provided by Forbes to Phyto-Source *****(term omitted) prior to each quarter cannot be rejected by Phyto-Source (except to the extent they are inconsistent with the quarterly forecast) however, Phyto-Source still has the right to advise on issues surrounding the delivery date for such quarterly purchase orders.  In the event Phyto-Source notifies Forbes within the aforesaid period that it cannot accept the delivery date, the parties shall jointly agree upon the final delivery date; provided, however, the final delivery date shall not differ more than *****(term omitted) from the delivery date indicated in the purchase order. Delivery shall be deemed to occur at the Facility at the time that Phyto-Source has delivered to Forbes the Certificate of Analysis for the Phyto-S Product and/or Reducol provided for in Section 7(a).  All title and risk in and to the Phyto-S Product and Reducol shall pass from Phyto-Source to Forbes at the time of delivery.  Forbes shall be responsible for insuring all Phyto-S Product and Reducol in transit and thereafter, as well as filing appropriate loss or damage claims with its insurance carrier.  Forbes shall arrange, for and pay all transportation charges from the time of delivery.  Phyto-Source will store at the Facility the Phyto-S Product and/or Reducol at its sole cost until it has accumulated sufficient quantities of Phyto-S Product and/or Reducol for a *****(amount omitted).  (For purposes of this Agreement, one *****(definition omitted) means a minimum of *****(amount omitted)).  Once there are sufficient quantities of Phyto-S Product and/or Reducol at the Facility for a full trailer load Phyto-Source will notify Forbes and Forbes will arrange for a carrier to accept delivery of Phyto-S Product and/or Reducol, FCA Phyto-Source, within *****(term omitted) of being notified by Phyto-Source that a full trailer load of Phyto-S Products and/or Reducol is available for pick-up.   In the event that no Forbes-designated carrier is present to accept delivery after *****(term omitted), Phyto-Source may, at its option, either (a) move the Phyto-S Product and/or Reducol into a storage area or container clearly designated and

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segregated for storage of Forbes property (the “Forbes Storage Area”), or (b) provide for delivery to the warehouse designated by Forbes by a carrier of Phyto-Source’s choosing, at Forbes’ sole expense.  Phyto-Source will store the Phyto-S Product and/or Reducol in the Forbes Storage Area at Forbes’ expense at the storage rates set out in Exhibit D until the products are picked up by Forbes’ carrier.  For greater clarity, it is agreed that storage rates will only be charged for storage of Phyto-S Product and/or Reducol after the expiry of *****(term omitted) from Phyto-Source giving notice to Forbes of a full trailer load of Phyto-S Product and/or Reducol being ready for pick-up.  Notwithstanding anything to the contrary herein, product stored in the Forbes Storage Area shall be deemed “delivered” within the meaning of this Section.  All Phyto-S Product and Reducol stored by Phyto-Source will be stored in accordance with the storage requirements set-out in Exhibit A and Exhibit B.

(d)

Delays in Delivery.  Phyto-Source acknowledges that time is of the essence in the performance and execution of this Agreement and shall notify Forbes in writing immediately if it becomes aware that it will be unable to deliver Phyto-S Product and/or Reducol on the date agreed upon by the parties in accordance with Section 4(b).  If a Phyto-S Product and/or Reducol delivery is not met on the date as agreed between the parties, then Forbes shall be entitled to decuct from the Price (as defined below) *****(amount omitted) of the Price for the delayed Phyto-S Product and/or Reducol for every *****(term omitted) if delay up to a maximum of *****(amount omitted) of the Price of the delayed Phyto-S Product and/or Reducol.  This is intended to be a genuine pre-estimate of liquidated damages and Forbes will not be entitled to any other claim for damages in the event of a delay in delivery.  However, in case delay exceeds *****(term omitted), Forbes has right in its sole discretion to decide whether to accept the delayed delivery with *****(amount omitted) deduction or terminate this Agreement.   Nothing in this section shall in any way restrict  Forbes’ right to pursue any other remedies in law or in equity that Forbes may be entitled to.

(e)

No Return Products.  Forbes may not return any Phyto-S Product or Reducol to Phyto-Source, whether for refund, exchange, or credit, except as permitted under Section 8(b).

(f)

No Resale.  Forbes and Forbes USA have entered into an agreement (the “Purchase Agreement”) dated February 20, 2006 with Chusei PS Holdings, LLC (“Chusei Holdings”) and Chusei Oil Co., Ltd. which provides that Forbes and its subsidiary Forbes USA grant to Chusei Holdings for the sooner of *****(information omitted).  Forbes and Forbes USA may sell such excess inventory to a third party only when Chusei Holdings fails to reach an agreement with Forbes and/or Forbes USA to purchase such excess inventory, and only on terms and conditions no more favourable than those offered to Chusei Holdings.  Such right of first offer shall expire *****(term omitted) from the date that Forbes or Forbes USA gives written notice to Chusei Holdings of its desire to sell excess inventory. The Purchase Agreement further provides that notwithstanding anything else to the contrary in the Purchase Agreement, the parties agree and acknowledge that the Chusei Holdings may assign the foregoing right of first offer to Phyto-Source, at Chusei Holding’s sole discretion.

(g)

Non-Exclusive.    This Agreement is non-exclusive and nothing hereunder shall be deemed to limit Phyto-Source’s or Forbes ability to enter into any type of agreement with any other customers or entities, except as specifically provided herein.

(h)

Segregation of Stanols.  Phyto-Source shall segregate all Stanols belonging to Forbes, and shall not, unless expressly so instructed by the Company in writing, commingle any such products with any substance belonging to anyone else, including Phyto-Source, except as otherwise provided herein.

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(i)

Identification of Stanols and Reducol and Lot  Numbers for Phyto-S Product.  Phyto-Source shall provide conspicuous physical markings in order to provide notice as to the ownership of any Stanols and Reducol at the Facility belonging to or received from Forbes.  Forbes may request such additional markings (at Forbes’ sole cost) as may be necessary to clearly indicate ownership of such product and has the right to approve any marking to be used by Phyto-Source.  Phyto-Source shall provide such documentation as Forbes may request (i) to record, perfect, or give public notice of the ownership of such Stanols and Reducol, or (ii) otherwise to protect Forbes’ title to or ownership thereof.  At no time shall Phyto-Source take or allow any action with respect to any such product that is inconsistent with Forbes’ ownership thereof, including any delivery or purported sale thereof to another. Phyto-Source shall prevent the imposition of any third party lien or encumbrance on such Stanols or Reducol and, in the event of such imposition, shall promptly take whatever measures may be reasonably necessary to have such lien or encumbrance removed.  In addition, Phyto-Source shall promptly provide to Forbes lot  numbers for all Phyto-S Product.

(j)

Intellectual Property of Forbes.  Except as specifically granted in the Licence Agreement between Phyto-Source and Forbes dated July 17, 2001, Phyto-Source will have no right, title or interest in *****(information omitted) Patents of Forbes (as set-out in Exhibit H attached hereto, the “Patents”), or any improvements to such Patents made or developed by Forbes.

Section 5.

Volume, Price and Payment

(a)

2006 and 2007 Annual Quantities.  During the 2006 and 2007 calendar years, Phyto-Source shall be obligated to manufacture and sell to Forbes and Forbes shall be obligated to purchase from Phyto-Source the following annual quantities of Phyto-S Product:

(i)

*****(amount omitted)

(ii)

*****(amount omitted)

(b)

2008 – 2010 Annual Quantities. The annual quantity of Phyto-S Product for the 2008 calendar year shall be a minimum of *****(amount omitted) (the “Minimum Annual Quantity”).  Forbes shall be obligated to purchase from Phyto-Source in the 2008, 2009 and 2010 calendar years the Minimum Annual Quantity and Phyto-Source shall be obligated to manufacture and sell to Forbes in the 2008, 2009 and 2010 calendar years the Minimum Annual Quantity plus up to an additional *****(amount omitted) of Phyto-S Product per year for a maximum total of *****(amount omitted) per year (the “Maximum Annual Quantity”).  Forbes shall no later than *****(term omitted) prior to the commencement of each of the 2008, 2009 and 2010 calendar years notify Phyto-Source of the specific quantity of Phyto-S Product it wishes to purchase for that calendar year and Phyto-Source shall be obligated to manufacture and sell such quantity to Forbes so long as such quantity is not less than the Minimum Annual Quantity or more than the Maximum Annual Quantity. Phyto-Source shall inform Forbes no later than *****(term omitted) after its receipt of the Annual Quantity Notice whether the Quantity can be delivered, based on Phyto-Source’s ability to obtain adequate quantities of raw materials at commercially reasonable prices.

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(c)

Quantities of Reducol.  Quantities of completed Reducol ordered by Forbes will count towards Forbes annual quantity commitment to Phyto-Source for the purchase of Phyto-S Product; provided that the Reducol quantity credit shall be reduced by the amount of Stanol used in the production of such Reducol.  For greater clarity, and by way of example, if Forbes orders *****(amount omitted) of Reducol in 2006, then its annual obligation for the purchase of Phyto-S Product in the 2006 calendar year will be reduced by an amount equal to *****(amount omitted) minus the amount of Stanols by weight used in the production of such Reducol.

(d)

Price for Deliveries for 2006-2007.  The price for all Phyto-S Product purchased by Forbes from Phyto-Source (“Price”) shall be *****(“price omitted”) for all Phyto-S Product supplied under this Agreement during 2006 and 2007, unless otherwise specified in this Agreement.

(e)

Price for Deliveries in 2008 – 2010.  The price for all Phyto-S Product purchased by Forbes from Phyto-Source in 2008 to 2010 shall be determined each calendar year and *****(information omitted).  References to “Price” in this Agreement during the 2008 – 2010 calendar years will be to the revised price for the then current calendar year.

(f)

Price and Volume for Deliveries during any Extension Term.  No later than *****(term omitted) prior to the beginning of an Extension Term, Forbes shall notify Phyto-Source of the specific annual quantity of Phyto-S Product requested for purchase under this agreement (“Annual Quantity Notice”). Phyto-Source shall inform Forbes no later than *****(term omitted) after its receipt of the Annual Quantity Notice the price that Phyto-Source proposes to supply to Forbes the requested quantity of Phyto-S Product. Unless otherwise agreed to by the parties, the annual quantity shall be not less than the Minimum Annual Quantity nor more than the Maximum Annual Quantity.   If the parties are unable to agree upon the annual quantity or the price of Phyto-S Product to be purchased within *****(term omitted) of Phyto-Source sending to Forbes its proposed price *****(information omitted), then Forbes shall be under no obligation to order and Phyto-Source shall be under no obligation to supply Phyto-S Product for the next upcoming calendar year, unless the parties shall otherwise agree in writing.  If such quantities and price are agreed, this Agreement shall be deemed amended only to the extent necessary to reflect the newly-negotiated annual quantity and Price.

(g)

Reducol Processing Fee.  During the Initial Term Forbes will pay to Phyto-Source a processing fee of *****(“price omitted”) for the processing and blending of the Phyto-S Product and Stanols into a Reducol pastille and the milling of Reducol pastille into a powder and testing of the Reducol in accordance with applicable EU and US government rules and regulations and providing a certificate of analysis to Forbes that the Reducol meets such standards together with the Reducol Specifications.

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(h)

Invoicing and Payment.  Subject only to Section 4(b) herein, Phyto-Source will invoice Forbes for all deliveries of Phyto-S Product and Reducol pursuant to Section 4(c) and according to Phyto-Source’s customary commercial procedures. All undisputed payments will be due *****(term omitted) from the date of invoice.  The invoice date shall be the date that Forbes acquires title to the Phyto-S Product and/or Reducol. Forbes shall make payment to Phyto-Source by electronic transfer to Phyto-Source’s designated account. Subject to applicable usury laws and Section 13(e) herein, Forbes shall pay to Phyto-Source interest at the rate of *****(amount omitted) for undisputed amounts not paid within *****(term omitted) from the date of invoice.  If Phyto-Source, in its sole discretion, determines that Forbes has failed to make any payment under this Agreement (except for a disputed payment) in a timely manner, Phyto-Source may, in its sole discretion, suspend future shipments of Phyto-S Product and/or Reducol until such time as the undisputed invoice is paid in full.  Notwithstanding the foregoing, the suspension of shipments for non-payment shall not create or release any liability for either party’s obligation to order or deliver minimum volume commitments in this Agreement.

(i)

Liquidated damages for Mandatory Purchase/Supply.  In case Forbes does not purchase at least the annual quantity of Phyto-S Product in an applicable calendar year, Phyto-Source will be entitled to receive *****(amount omitted) of the price of Phyto-S Product in an amount equal to the difference between the amount of Phyto-S Product ordered by Forbes and the applicable annual quantity in that calendar year. Subject to the provisions of Section 13(e), in the event that Phyto-Source does not supply the whole amount of Phyto-S Product ordered by Forbes up to the applicable annual quantity, in that calendar year Forbes will be entitled to receive *****(amount omitted) of the price of Phyto-S Product in an amount equal to the difference between the amount of Phyto-S Product ordered by Forbes and the amount actually delivered by Phyto-Source. Notwithstanding any other provision of this Agreement, the maximum liability to Phyto-Source for failure to meet the annual quantity shall not exceed *****(amount omitted) of the price for undelivered product under this Section, and in such event Forbes shall not be entitled to receive additional liquidated damages for late delivery under Section 4(d) to the extent that the addition of late delivery charges would result in damages exceeding *****(amount omitted) of the price for undelivered product.

Section 6.

Packaging and Delivery of Phyto-S Product and Reducol

(a)

Packaging.  Unless otherwise specified by Forbes acting reasonably, all Phyto-S Product and Reducol will be packaged according to the applicable specifications set forth in Exhibit A and Exhibit B to this Agreement at Phyto-Source’s sole cost.  All reasonable requests by Forbes to change the packaging specifications shall be complied with as quickly as reasonably possible by Phyto-Source, provided that such changes are feasible within Phyto-Source's then-current capabilities, Phyto-Source is given adequate notice of the change and reasonable time to implement, and Forbes agrees to bear the full cost associated with such change.

(b)

Delivery.  Unless otherwise agreed by the parties, all Phyto-S Product and Reducol will be delivered *****(information omitted) the Facility.

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Section 7.

Acceptance of Delivered Phyto-S Product and Reducol; Claims

(a)

Phyto-S Product and Reducol Acceptance, Rejection and Revocation.  In respect of each delivery lot, Phyto-Source shall provide Forbes with a Certificate of Analysis demonstrating compliance with the Phyto-S Specifications and/or the Reducol Specifications in such form as provided by Forbes to Phyto-Source.  The current form of Certificate of Analysis is attached hereto as Exhibit F.  The parties may agree to amend the form of Certificate of Analysis for use under this Agreement.  Upon the written request of Forbes, Phyto-Source shall supply a pre-shipment sample of any delivery lot in order to conduct its own investigations concerning the composition, quality and other aspects of Phyto-S Product and/or Reducol sold.  Lot  retain samples shall be retained in accordance with the sample retention requirements set out in Exhibit A and Exhibit B.  Quality compliance will be based on analytical testing of the samples at the Phyto-Source laboratory or at a third party laboratory selected by Phyto-Source.  Forbes may utilize their own laboratory or third party laboratory to verify quality.  Save as set forth in Section 7(c) Phyto-S Product and/or Reducol delivered by Phyto-Source to Forbes shall be deemed to have been accepted and Forbes’ right to reject non-conforming goods shall expire *****(term omitted) after actual receipt of a shipment by Forbes. If Forbes rejects any Phyto-S Product and/or Reducol delivered under this Agreement, or attempts to do so, Forbes must notify Phyto-Source in writing, specifying all claimed nonconformities to a reasonable extent. The failure to specify material nonconformity shall constitute a waiver of that nonconformity for purposes of acceptance. After Phyto-Source receives notice of a claim, Forbes shall cooperate with Phyto-Source in determining whether the claim is justified. Phyto-Source shall notify Forbes as soon as reasonably possible, but not later than *****(term omitted) after receipt of the claim from Forbes, whether it accepts, rejects, or needs to further investigate Forbes’ claim. Forbes’ claim shall be deemed to be accepted if the required notice is not given by Phyto-Source to Forbes within the said period of time possible further investigations shall be executed without any delay and only as necessary with respect to the claim.  If the Reducol does not meet at any time the specification set forth in Exhibit B (as may be amended), either as determined by Phyto-Source’s testing or as determined by Forbes in its own independent test of the Reducol, then Forbes may either (1) request that the material be reworked to bring the Reducol into compliance with the Reducol Specifications, or (2) cancel the purchase order without obligation.  In the event that nonconforming Reducol cannot be reworked or brought to compliance with Specifications, Phyto-Source’s obligation to Forbes shall not exceed Phyto-Source’s actual direct costs to replace the Stanol provided by Forbes.

(b)

Compensation to Forbes for Failure to Meet Yield.  Phyto-Source shall monitor and record by weight Stanols processed and Reducol delivered.  If the amount by weight of delivered Reducol meeting the applicable specifications (the “Yield”) is *****(information omitted).

(c)

Notice of Breach of Warranty.  If after Forbes has accepted for delivery the Phyto-S Product or Reducol, it discovers that any Phyto-S Product or Reducol delivered to Forbes fails to conform to any warranty, Forbes must notify Phyto-Source in writing of the breach of warranty within *****(term omitted) after discovery of the breach. The notice must specify the facts constituting the alleged breach. Phyto-Source shall have a reasonable opportunity to investigate any alleged breach of warranty before Phyto-Source has any obligation to take any remedial action.

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(d)

No Effect on Warranty or Indemnification.  The acceptance of the Phyto-S Product or Reducol is relevant solely for the purpose of determining if and when Forbes is required to pay for a particular shipment of Phyto-S Product or Reducol. Acceptance shall not adversely affect Forbes’ rights under the product warranties in Section 8 or Forbes’ rights to indemnification under Section 10.

(e)

Information and Record-Keeping.  Forbes shall retain, for a period of *****(term omitted), records indicating the disposition of all Phyto-S Product and Reducol, by date and lot number.  In the event that Phyto-S Product are consumed in the production of Forbes products (such as Reducol), the records shall be sufficient to track the secondary products containing Phyto-S products by date and lot number.  In the event that either parties decides to or is required to recall a Phyto-S Product or Reducol or any product containing Phyto-S Product or Reducol from buyers or from the market, each party agrees to cooperate fully with the other in connection with such recall or product withdrawal.  Unless a party is deemed responsible for the costs of such recall by operation of the indemnity obligations in Section 10, each party shall bear its own costs in complying with recall or withdrawal orders.

Section 8.

Phyto-S Product and Reducol Warranties and Limitation of Remedy

(a)

Representations and Warranties.  Phyto-Source warrants that Phyto-S Product and Reducol supplied by it under this Agreement will at the time of delivery (i) conform to the Phyto-S Specifications and Reducol Specifications, respectively, (ii) be free from defects in materials and workmanship, and (iii) comply with all laws, rules and regulations (including without limitation applicable food and dietary rules and regulations of the EU and the US government) applicable to the manufacture of Phyto-S Product and Reducol at the Facility.  Phyto-Source further represents and warrants that it possesses all licenses and other required governmental or official approvals, permits or authorizations necessary for the manufacture, package and storage of the Phyto-S Product and Reducol as contemplated in and reasonably necessary for it to perform its obligations under this Agreement.

(b)

Remedy for Breach of Warranty.  Forbes’ exclusive remedy, and Phyto-Source’s sole liability, for delivery of nonconforming Phyto-S Product or Reducol or breach of Phyto-S Product warranty or Reducol warranty is expressly limited to replacement of the nonconforming Phyto-S Product or Reducol at no charge to Forbes (shipment and applicable duties paid by Phyto-Source as well as the cost of materials including but not limited to the Stanols). Further, all defective or nonconforming Phyto-S Product and Reducol must be returned to Phyto-Source or otherwise disposed of as directed by Phyto-Source, at Phyto-Source’s expense, accompanied by complete information as to the alleged nonconformity and the circumstances in which the non-conforming Phyto-S Product and/or Reducol has been stored since its delivery to Forbes. Phyto-Source is not responsible for any non-conformity that is the result of factors (except as a result of its negligent acts or omissions) affecting the Phyto-S Product and/or Reducol post delivery from Phyto-Source to Forbes at the Facility.

Confidential

(c)

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, PHYTO-SOURCE AND ITS SUPPLIERS DISCLAIM ANY AND ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, REGARDING THE PHYTO-S PRODUCTS OR REDUCOL, INCLUDING ANY WARRANTIES OF MERCHANTABILTY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT.  THERE IS NO WARRANTY THAT THE PHYTO-S PRODUCTS OR REDUCOL WILL FULFILL ANY CUSTOMER’S PARTICULAR PURPOSES OR NEEDS.  TO THE EXTENT THAT PHYTO-SOURCE CANNOT DISCLAIM ANY SUCH WARRANTY AS A MATTER OF APPLICABLE LAW, THE SCOPE AND DURATION OF SUCH WARRANTY WILL BE THE MINIMUM PERMITTED UNDER SUCH LAW.

Section 9.

Termination

(a)

If either party breaches or is in default of any material provision of this Agreement, the non-breaching party may give notice specifying such breach or default to the breaching party. If the breaching party has not cured the breach or default within *****(term omitted) of such notice, then the non-breaching party may elect to terminate this Agreement forthwith by notice in writing to the breaching party (in accordance with the provisions of Section 2(b) of this Agreement). Such termination shall be without prejudice to any other rights of the non-breaching party.

(b)

In addition to the provisions of Section 9(a),  a party may terminate this Agreement immediately on written notice to the other party if any of the following events occur:

(1)

the other party engages directly or indirectly in any attempt to defraud the terminating party;

(2)

a receiver, interim receiver, receiver/manager, trustee, liquidator or custodian is appointed over, or takes possession of, all or substantially all the other party’s property;

(3)

the other party becomes insolvent or is unable to pay any or all of its debts when due or ceases to pay any or all of its debts when due in the ordinary course of business or makes an assignment for the benefit of creditors;

(4)

any proceedings are commenced by or with respect to  the other party under any bankruptcy, insolvency or debtor's relief law; or

(5)

any application or petition or certificate or order or resolution of shareholders is made or granted for the winding up or dissolution of the other party, voluntarily or otherwise.

Confidential

(c)

In the event or any expiration of termination of this Agreement:

(1)

Both parties shall be released from the future performance of any obligation hereunder, but shall continue to be bound by this Agreement in relation to outstanding or partly performed obligations arising hereunder;

(2)

Both parties shall promptly cease all use of the Confidential Information of the other party and ensure so far as they are able that its Affiliates cease all use thereof;

(3)

Each party shall, upon written request of the other party:

(A)

return to the other party all original copies of the Confidential Information of the other party in its control or possession, subject to the retention of one (1) complete copy for archival and/or regulatory or legal purposes; and

(B)

destroy any and all copies or other reproductions or extracts of the Confidential Information of the other party and all other documents, computer files, memoranda, notes or other writings prepared based on such Confidential Information, except as may be required to be kept for regulatory or legal purposes.

Section 10.

Indemnification

(a)

Phyto-Source Indemnity. Except to the extent Forbes is obligated to provide indemnity in any specific case pursuant to Subsection (b) below, Phyto-Source shall indemnify Forbes and its directors, shareholders, officers, employees, agents, and representatives (the “Forbes Indemnified Parties”) against and hold the Forbes Indemnified Parties harmless from all loss, liability, cost and expense, including court costs and reasonable attorneys’ fees incurred in defending any actions, claims, demands, proceedings, suits and judgments, arising out of (i) any clean-up costs or enforcement penalties or fines that may be incurred in connection with Phyto-Source’s processing and storage of Phyto-S Product and Reducol at the Facility, TOP, Stanols or other materials involved in the manufacturing process, (ii) any injury or death to any person or damage to any person’s property caused by Phyto-Source’s manufacture of Phyto-S Product or Reducol at the Facility under this Agreement; and (iii) any recall or withdrawal from the market of Phyto-S Product, Reducol or products containing Phyto-S Product or Reducol caused by a breach of the Phyto-S Specifications or the Reducol Specifications or acts attributed to Phyto-Source, its Affiliates or contractors.  This indemnity and hold harmless shall apply whether or not such claims arise out of the strict liability but expressly excluding gross negligence or willful misconduct of any Forbes Indemnified Parties. The foregoing indemnity and hold harmless shall be applicable only to the extent such underlying claims and demands have gained legal force, through a court judgment, arbitration award, settlement agreement or any other formal mechanism for determining such claim.

Confidential

(b)

Forbes Indemnity. Except to the extent of mandatory legislation (including without limitation possible product liability), Forbes shall indemnify Phyto-Source and its partners, members, managers, officers, employees, agents, and representatives (the “Phyto-Source Indemnified Parties”) against and hold the Phyto-Source Indemnified Parties harmless from all loss, liability, cost and expense, including court costs and reasonable attorneys’ fees incurred in defending any actions, claims, demands, proceedings, suits and judgments, arising out of (i) any clean-up costs or enforcement penalties or fines that may be incurred in connection with Forbes’ storage or shipping of Phyto-S Product or Reducol, (ii) the promotion, marketing, distribution and sale of Phyto-S Product or Reducol, (iii) any injury, death or damage caused by Forbes’ improper storage, transportation or use or recommended use of the Phyto-S Product or Reducol in violation of the terms and conditions of this Agreement, and (iv) any recall or withdrawal from the market of Phyto-S Product, Reducol or products containing Phyto-S Product or Reducol caused by acts attributed to Forbes, its Affiliates or contractors.  This indemnity and hold harmless shall apply whether or not such claims arise out of the strict liability but expressly excluding gross negligence or willful misconduct of any Phyto-Source Indemnified Parties. The foregoing indemnity and hold harmless shall be applicable only to the extent such underlying claims and demands have gained legal force, through a court judgment, arbitration award, settlement agreement or any other formal mechanism for determining such claim.

(c)

Procedures. For the purposes of this Section 10, the term claim shall include any claim, litigation, setoff, defense, counterclaim or other action by a third party against the party claiming indemnification under this Agreement (the “Asserting Party”).

(1)

The Asserting Party shall notify the party from which indemnification is sought (the “Defending Party”) of the nature and basis of the claim for indemnification (an “Indemnified Claim”). Failure to provide such notice in a timely manner shall relieve the Defending Party of its indemnification obligations hereunder only to the extent the defense of the claim is prejudiced by such delay. The notice shall afford the opportunity to the Defending Party to assume the defense of the Indemnified Claim within *****(term omitted) after receipt of such notice. The Defending Party shall have the right to select counsel reasonably acceptable to the Asserting Party to conduct the defense of the Indemnified Claim. If the Defending Party elects to assume the defense of the Indemnified Claim, counsel selected by the Defending Party may represent both the Asserting Party and the Defending Party. This shall not apply, however, in a case in which both the Asserting Party and the Defending Party are named in the same litigation and representation of both of them by the same counsel would create a conflict of interest, as determined by the Asserting Party.

(A)

If the Defending Party timely elects to assume the defense of the Indemnified Claim, the Defending Party shall have the right to settle the Indemnified Claim on any terms it considers reasonable provided that the settlement shall not require the Asserting Party to render any performance or pay any consideration without its consent.

Confidential

(B)

If the Defending Party fails timely to elect to assume the prosecution or defense of the Indemnified Claim, the Asserting Party will assume the prosecution or defense of the Indemnified Claim. However, the Asserting Party may settle the Indemnified Claim only after written consent of the Defending Party and only on terms it in good faith considers reasonable. Such settlement shall be valid against and paid by the Defending Party. In addition, the full cost incurred by the Asserting Party in the prosecution or defense of the Indemnified Claim shall be paid by the Defending Party.

(2)

In a case in which the Defending Party assumes the defense of an Indemnified Claim, the Asserting Party may also employ its own counsel. Such employment shall be at the expense of the Asserting Party. If, however, the same counsel may not represent both the Asserting Party and the Defending Party due to a conflict of interest (as set forth at Section 10(c)(1) above), such employment shall be in sole discretion and at the expense of the Defending Party. In a case in which the Defending Party fails to timely assume the defense of the Indemnified Claim; the Asserting Party may employ its own counsel reasonably accept able to the Defending Party at the expense of the Defending Party.

(3)

When the Defending Party elects to assume the defense of the Indemnified Claim, the Asserting Party shall cooperate with the Defending Party in the defense of the Indemnified Claim.

(4)

Nothing in this Section shall prevent the Defending Party from asserting any cross-claim for indemnification against the Asserting Party. If the Defending Party asserts such a cross-claim, however, the Asserting Party shall have the right to conduct its own defense of the primary claim at its own expense.

(d)

Limitation. Except as otherwise expressly provided in Section 12 (Confidentiality) of this Agreement and except for third party indemnification obligations, neither party shall be liable for any loss of profits, loss of business opportunity, or any indirect, punitive, exemplary, incidental, special or consequential damages (whether in contract, tort, including negligence, or otherwise) arising from the performance of its obligations under or in connection with this Agreement, even if it has been advised of the possibility of such damages

Section 11.

Dispute Resolution

(a)

Any dispute or claim arising out of or relating to this Agreement, including disputes or claims arising out of or relating to the parties’ decision to enter into this Agreement, and including any action taken by either party to terminate this Agreement pursuant to Section 2(b) or Section 9, shall be finally settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association, and judgment upon the award rendered in the arbitration proceeding may be entered in any court of competent jurisdiction. Notwithstanding the preceding sentence, either party, solely for the purpose of seeking injunctive relief, may submit to any court of competent jurisdiction, without first resorting to arbitration, any claim arising out of the other party to comply with any confidentiality obligations.

Confidential

(b)

The arbitrator shall apply the substantive law of the State of New York (without regard to its principles of conflicts of laws), except that the interpretation and enforcement of this Section shall be governed by the ICC Rules of the International Arbitration Centre. The parties shall seek to agree on the discovery and hearing procedures as well as time limits such that the arbitrator shall issue his decision in the dispute no later than six months after the selection of the arbitrator. Failing such agreement between the parties, the arbitrator will provide for such procedures and will commit to resolution of the dispute within six months after selection of the arbitrator.

(c)

The arbitrator shall be bound by the express terms of this Agreement and may not amend or modify such terms. Any award rendered by the arbitrator shall be consistent with the terms of this Agreement.

(d)

The arbitrator may grant any remedy or relief that the arbitrator deems just and equitable, including injunctive relief and specific performance. The arbitrator shall not award either party punitive damages or any damages disallowed by Section 10(d) hereof, and the parties shall be deemed to have waived any right to such damages. The arbitrator shall issue written finding of fact and conclusions of law. Notwithstanding any contrary provision in the Federal Arbitration Act, either party may appeal issues of law to a court of competent jurisdiction, as if the appeal were being taken from a decision of a lower court of general jurisdiction.

(e)

The arbitration proceedings shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard both parties’ confidential information.

(f)

Both parties hereby irrevocably consent to the exercise of jurisdiction by the arbitral panel in New York, New York. Both parties waive personal service of any summons, complaint, and other process, and agree that service may be made by receipted air courier to their addresses for notices set forth in this Agreement.

Section 12.

Confidentiality

(a)

Each party will maintain the confidentiality of all confidential information disclosed by other party, and shall treat such confidential information in accordance with the terms of the Confidentiality Agreement dated effective as of July 17, 2001, a copy of which is attached hereto as Exhibit D (the “Confidentiality Agreement”) . However, notwithstanding the aforesaid, the confidentiality obligations shall remain in full force and effect for a period of not less than five (5) years from the termination or expiration of this Agreement or such longer period of time as contained in the Confidentiality Agreement.

Section 13.

Miscellaneous.

(a)

Governing Law. This Agreement shall be governed by the laws of the State of New York, United States of America (without regard to its principles of conflicts of laws). The United Nations Convention on Contracts for the International Sale of Goods (1980) shall not apply to the interpretation of this Agreement.  The parties hereto agree to attorn to the jurisdiction of the courts of the State of New York and the Federal courts located in the State of New York.

Confidential

(b)

Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties relating to their subject matter and there are no promises, warranties, restrictions, representations, conditions, provisions or other terms related to this Agreement other than those expressly set forth in this Agreement. This Agreement supersedes all previous understandings, agreements and representations between the parties, written or oral, with respect to its subject matter.

(c)

Cross Default.  Any breach of the Confidentiality Agreement, this Agreement or any other agreement between the Parties by either party shall be deemed to be a breach by the breaching party of the other agreements as a material breach or default of each such agreement in accordance with its own terms.

(d)

Limits on Disclosure. Notwithstanding any obligation of either party to disclose technical or other information to the other, neither party shall be obligated to disclose information to the other to the extent the party obligated to provide the information may not do so without violating confidentiality obligations it has undertaken to another third party.

(e)

Force Majeure. Either party shall be excused from its obligation under this Agreement except for the payment of money to the extent performance is delayed or prevented by Acts of God, delays in transportation, unusual and adverse weather conditions, floods, fire, explosion, wars, earthquake, riots, strikes or other industrial disputes of general nature, governmental law, orders or regulations or any other cause (except financial) beyond such party’s control, but only to the extent of and during continuance of such event of force majeure and a reasonable recovery period thereafter. Nothing herein shall be construed to relieve either party of liability for any act of negligence or willfulness of such party, its agents, employees, representatives or other designees.

(f)

Compliance With Usury Laws. It is the intent of the parties hereto to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof, it is stipulated and agreed that none of the terms and provisions contained herein shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be collected, charged, taken, reserved or received by applicable law from time to time in effect. In the event any such excess amount is collected, it shall promptly be refunded to the paying party.

(g)

Amendment. This Agreement may be amended only in writing and signed by both of the parties.

(h)

Waiver. No waiver shall be effective against either party unless it is in a writing signed by that party. Failure of either party at any time to require performance by the other party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter. Waiver by either party of a breach of any obligation hereunder shall not constitute a waiver of any succeeding breach of the same obligation itself Failure of either party to exercise any of its rights provided under this Agreement shall not constitute a waiver of such right.

(i)

Counterparts and Signing. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be effectively signed in facsimile copies.

Confidential

(j)

Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors, assigns and delegees. Neither party shall have the right to assign any of its rights or delegate any of its obligations under this agreement without the prior written consent of the other party, which consent shall not unreasonably be withheld. Notwithstanding the foregoing, either party may assign this Agreement without consent (provided that such assignee accepts in writing all of the obligations, responsibilities, and liabilities of the assignor) (i) to an Affiliate or (ii) to the buyer of all assets pertaining to the business to which this Agreement relates. This Agreement shall bind the permitted successors and assigns of the parties hereto

(k)

Notice. Any notice required or permitted to be given hereunder shall be in writing (whether or not the operative provision states that the notice must be in writing), and shall be delivered to the parties at the addresses set forth in Exhibit C (or to such other addresses as the parties may specify by due notice to the others). Notices or other communications shall be effective when received at the recipient’s location (or when delivered to that location if receipt is refused). Notices or other communications given by facsimile transmission shall be presumed received at the time indicated in the recipient’s automatic acknowledgment; provided, however, if that time is after the receiving party’s regular business hours, then receipt shall be at the opening of business on the next regular business day. Notices or other communications given by Federal Express or other recognized overnight courier service shall be presumed received on the third business day after they are sent.

(l)

Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

(m)

Definition of Affiliate. The word “Affiliate”, when used in this Agreement, shall mean a person or entity who directly or indirectly through one or more intermediates controls, is controlled by, or is under common control with, the relevant party.

(n)

Separability. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not impair the validity or enforceability of any other provision or affect the validity or enforceability of such provision in any other jurisdiction. The parties shall use good faith efforts to replace such invalid or unenforceable provision for such jurisdiction with a valid and enforceable provision which most closely approaches the idea, intent, and purpose of this Agreement, and in particular, the provision to be replaced.

(o)

Relationship of the Parties.  Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Phyto-Source and Forbes, or to constitute one as the agent of the other.  Both parties shall act solely as independent contractors, and nothing in this Agreement shall be construed to give either party the power or authority to act for, bind, or commit the other party.

Confidential

(p)

Publicity.   Each party agrees not to issue any press release or other public statement, whether oral or written, disclosing the existence of this Agreement or any information relating to this Agreement without the prior written consent of the other party, provided however, that neither party will be prevented from complying with any duty of disclosure it may have pursuant to law, governmental regulation or listing rules.  Forbes shall make no representations, warranties, or covenants regarding the current or future performance, features, or other attributes of any Phyto-S Product or Reducol except as expressly set forth in the Phyto-S Specifications and Reducol Specifications.

(q)

Currency.  Unless otherwise stated, all amounts set out in this agreement are in U.S. dollars.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement as of the date first above written.

FORBES MEDI-TECH INC.

Per:	/s/ Charles A. Butt
Authorized Signatory

PHYTO-SOURCE, L.P., by its General Partner Phyto-Venture, LLC

Per:	/s/ Stephen Mayeux
Stephen Mayeux Manager of Phyto-Venture, LLC

Per:	/s/ William E. Sonnier
William E. Sonnier Manager of Phyto-Venture, LLC

Confidential

EXHIBIT A

Attached

*****(Exhibit A omitted)

CONFIDENTIAL TREATMENT HAS BEEN SUBMITED WITH RESPECT TO CERTAIN PORTIONS OF THIS EXHIBIT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THOSE PORTIONS ARE DESIGNATED BY “*****”

Confidential

EXHIBIT B

Attached

*****(Exhibit B omitted)

CONFIDENTIAL TREATMENT HAS BEEN SUBMITED WITH RESPECT TO CERTAIN PORTIONS OF THIS EXHIBIT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THOSE PORTIONS ARE DESIGNATED BY “*****”

Confidential

EXHIBIT C

Contacts Information

Legal Notice

FORBES:

Forbes Medi-Tech Inc.

200 - 750 West Pender Street

Vancouver, BC Canada  V6C 2T8

Attn:

Charles Butt

T 604-689-5899

F 604-689-7641

PHYTO-SOURCE:

Phyto-Source, L.P.

12502 Bay Area Boulevard

Pasadena, Texas 77507

Attn:

William E. Sonnier

T 281-474-7500

F 281-474-2731

Business Contact

Purchases:

Forbes Medi-Tech Inc. (Purchase Agent)

c/o Forbes Medi-Tech Inc.

200 - 750 West Pender Street

Vancouver, BC, Canada V6C 2T8

Attn:

Jim Coss

Email:

jcoss@forbesmedi.com

T 604-689-5899

F 604-689-7641

Shipping/Customer Service/Orders:	Billing:
*****(contact information omitted)	*****(contact information omitted)

Confidential

EXHIBIT D

Volumes of Phyto-S Sterols

*****(Exhibit D omitted)

CONFIDENTIAL TREATMENT HAS BEEN SUBMITED WITH RESPECT TO CERTAIN PORTIONS OF THIS EXHIBIT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THOSE PORTIONS ARE DESIGNATED BY “*****”

Confidential

EXHIBIT E

Confidentiality Agreement

Attached

CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT is made this 17th day of July, 2001,

AMONG:

FORBES MEDI-TECH INC., a company incorporated under the laws of British Columbia, Canada, having an office at Suite 200 – 750 West Pender Street, Vancouver, British Columbia, Canada, V6C 2T8

(hereinafter called “Forbes”)

OF THE FIRST PART

AND:

FORBES MEDI-TECH (USA) INC., a corporation incorporated under the laws of Delaware, having an office at 520 Pike Street, Suite 2610, Seattle, Washington, U.S.A., 98101

(hereinafter called “Forbes USA”)

OF THE SECOND PART

AND:

CHUSEI (U.S.A.) INC., a corporation incorporated under the laws of Texas, having an office at 12500 Bay Area Boulevard, Pasadena, Texas, U.S.A., 77507

(hereinafter called “Chusei”)

OF THE THIRD PART

AND:

PHYTO-SOURCE, L.P., a limited partnership formed under the laws of Texas, having an office at 12502 Bay Area Boulevard, Pasadena, Texas, U.S.A., 77507

(hereinafter called “LP”)

OF THE FOURTH PART

030407/1401/四97

AND:

PHYTO-VENTURE, LLC, a limited liability company formed under the laws of Texas, having an office at 12502 Bay Area Boulevard, Pasadena, Texas, U.S.A., 77507

(hereinafter called “LLC”)

OF THE FIFTH PART

RECITALS

A.

Forbes and Chusei entered into a confidentiality and non-disclosure agreement dated September 16, 1999 as amended by agreement effective July 12, 2000 (the “Original Forbes-Chusei Confidentiality and Non-Disclosure Agreement”);

B.

The parties have entered into an Amended and Restated Formation Agreement made as of January 19, 2001, to provide for the organization, structure and implementation of their business relationship (the “Formation Agreement”);

C.

Pursuant to the Formation Agreement, the parties hereto have entered into Project Agreements dated as of the Commencement Date;

D.

The parties wish to set out their respective confidentiality obligations in connection with the performance of obligations under the Project Agreements.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties agree as follows:

Article 1 Definitions

1.1

Definitions

In addition to the definitions set forth above and elsewhere herein, for the purposes of this Agreement, the capitalized terms set forth below shall have the following meanings:

(a)

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this Section , “control” shall mean (i) in the case of corporate entities, the direct or indirect ownership of at least 50% of the stock or participating shares entitled to vote in the general meeting of shareholders and (ii) in the case of other entities, the direct or indirect ownership of at least a 50% interest; or (iii) with respect to in the case of partnerships, the power to direct the management and policies of such partnership.

030407/1401/四97

(b)

“Agreement” means this Confidentiality Agreement as it may be amended from time to time by the parties.

(c)

“Chusei License Agreement” means the License Agreement between Chusei and LP dated as of the Commencement Date.

(d)

“Chusei Technology” has the meaning set out in the Chusei License Agreement.

(e)

“Commencement Date” means the date of this Agreement or such other date as shall be agreed upon in writing by the parties.

(f)

“Confidential Information” subject to Section , means and includes, without limitation: the Chusei Technology; the Forbes Technology; the LP Technology; all Improvements; all information and data concerning the business and affairs of a party hereto including scientific, regulatory, marketing, financial and commercial information and data and including the identities, requirements and specifications of all customers ordering Phytosterol Compounds; all sales and marketing plans and techniques; all supply agreements and purchase orders for Phytosterol Compounds and all information therein; all instructions, information and materials provided by a party hereto or the Representatives or customers of a party hereto; all information and data relating to or concerning the Facility and the design, operation and management thereof; all work product of the parties under or pursuant to the Project Agreements; and all information and data relating to or concerning or resulting from the activities and work of the parties under or pursuant to the Project Agreements including, without limitation, all records and reports maintained or provided by the parties under the Project Agreements.

(g)

“Improvements” means:

(i)

any and all modifications, improvements, variations, updates, enhancements, reformulations or similar changes to the LP Technology, the Chusei Technology or the Forbes Technology, whether or not developed or discovered under or pursuant to or in the course of performing the Project Agreements, and whether or not arising from access to Confidential Information, and whether developed by the parties, their officers, directors, managers, employees, contractors or otherwise, and includes all work product of the parties, their officers, directors, employees and contractors, under or pursuant to the Project Agreements; and

(ii)

any Intellectual Property used or exploited by LP in the production and sale of Phytosterol Compounds which is not the foregoing.

(h)

“Facility” means the manufacturing facility for the commercial production of Phytosterol Compounds at 12502 Bay Area Boulevard, Pasadena, Texas 77507 to be constructed pursuant to the Formation Agreement, and any other facility(ies) agreed to by Forbes and Chusei.

030407/1401/四97

(i)

“Forbes License Agreement” means the License Agreement between Forbes and LP dated as of the Commencement Date.

(j)

“Forbes Technology” has the meaning set out in the Forbes License Agreement.

(k)

“Intellectual Property” shall mean all technology, inventions, discoveries, developments, concepts, formulas, processes, products, ideas, writings, designs, methods, applications, patents, trademarks, goodwill, copyrights, industrial designs, mask works, trade secrets, know-how and the like, whether or not copyrighted or patented or registered or protected.

(l)

“LP Technology” means:

(i)

all technology, inventions, discoveries, developments, designs, concepts, formulas, processes, methods, applications, products, ideas, writings, patents, copyrights, trade marks, industrial designs, mask works, trade secrets, know-how, goodwill and the like, whether or not copyrighted or patented or registered or protected, or capable of such registration or protection; and

(ii)

all information and data, technical information, specifications, manufacturing procedures, instructions, expertise and other information;

to the extent covering or relating to Phytosterol Compounds or products containing Phytosterol Compounds, or the research, design, development, production, manufacture, processing, extraction or use of Phytosterol Compounds or products containing Phytosterol Compounds, that is owned by or licensed to LP, excluding any Chusei Technology and any Forbes Technology.

(m)

“Novartis” means Novartis Consumer Health SA and its Affiliates.

(n)

“Owner” means, in respect of any particular Confidential Information:

(i)

the discloser of such Confidential Information to any other party to this Agreement; or

(ii)

notwithstanding the foregoing, if another Project Agreement provides or contemplates that a party will be the owner of any Intellectual Property forming a part of such Confidential Information, then such party shall be the Owner of such Confidential Information hereunder, regardless of which party discloses such information; or

(iii)

notwithstanding Sections  and , in respect of each of the technologies licensed to LP pursuant to the Chusei License Agreement and the Forbes License Agreement, the licensor of the technology under each of such agreements shall be the Owner of such technology for the purposes of this Agreement, regardless of the identity of the discloser of such technology, and regardless of the terms of the other Project Agreements.

030407/1401/四97

(o)

“Phytosterol Compounds” means any phytosterol or phytosterol mixture, in any combination.

(p)

“Project Agreements” means the Formation Agreement and all those agreements entered into pursuant to the Formation Agreement and any modifications or successor agreements to any of them.

(q)

“Purpose “ has the meaning set out in Section .

(r)

“Recipient” means, in respect of any particular Confidential Information, the parties hereunder other than Owner.

(s)

“Representative” means any director, officer, employee, agent, lawyer, accountant or other professional advisor of a party.

Article 2 Confidential Information

2.1

Use of Confidential Information

Recipient shall use Confidential Information solely for the purposes of performing its obligations and exercising its rights under and enforcing the Project Agreements and for no other purpose or use whatsoever (the “Purpose”).

2.2

Disclosure of Confidential Information

Except for the Purpose, Recipient shall disclose Confidential Information only to such of its Representatives who need to know same for the Purpose.  Except for the Purpose, Recipient shall, and shall cause its Representatives to:

(a)

keep all Confidential Information confidential;

(b)

not disclose any Confidential Information to third parties without the express, prior written consent of Owner; and

(c)

take all precautions necessary to prevent unauthorized access to or use, disclosure or reproduction of Confidential Information.

2.3

Exclusions

Except as otherwise expressly provided in this Agreement, Confidential Information shall not include information that:

(a)

is or hereafter becomes part of the public domain other than through the default or negligence of Recipient or any of its Representatives;

(b)

is subsequently provided to Recipient by a third party with a valid right to disclose it;

(c)

is disclosed by Recipient with the prior written approval of Owner; or

030407/1401/四97

(d)

is required to be disclosed by court order provided, however, that in the latter event, Recipient required to disclose by order of a court shall provide notice of such order to Owner to allow Owner the opportunity to contest such order, in Owner’s discretion.

Article 3 Indemnification

3.1

Indemnification by Recipient

Recipient hereby agrees that it will:

(a)

be liable to Owner for all claims, liabilities, damages, costs, losses and expenses, including court costs and attorney’s fees, whatsoever which Owner or any of Owner’s Representatives may suffer, sustain or incur; and

(b)

indemnify and save harmless Owner and Owner’s Representatives from and against any and all claims, liabilities, damages, costs, losses and expenses, including court costs and attorney’s fees, to or which any third party may suffer, sustain or incur, as a result of any breach by the Recipient or the Recipient’s Representatives of any provision of this Agreement or the unauthorized use or disclosure of the Owner’s Confidential Information by the Recipient or the Recipient’s Representatives.

3.2

Indemnity Procedure

In connection with any claims in respect of which an express indemnity is given in this Agreement:

(a)

the indemnifying party shall have the right in its sole discretion to conduct all proceedings and negotiations connected with such claims;

(b)

the indemnified party shall promptly notify the indemnifying party of all such claims and shall not make any admissions regarding them;

(c)

the indemnified party shall provide the indemnifying party with reasonable assistance and authority in connection with such claims; and

(d)

neither party will object to the other party participating in any proceedings connected therewith at its own expense.

Article 4 Dispute Resolution

4.1

Dispute Resolution

(a)

All disputes, controversies,  differences, or claims arising between the parties, their successors, or assigns, including, without limitation, differences concerning the interpretation, construction, legality, enforceability, meaning or effect of any of the provisions  of this Agreement, or the rights, liabilities or obligations of the parties, or regarding an alleged breach of this Agreement, shall, to the extent permitted by applicable law, be referred to and finally settled by arbitration in Denver, Colorado, in accordance with the Arbitration Rules of the American Arbitration Association (“AAA”).  Such arbitration shall be conducted by a single arbitrator appointed by the AAA.

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(b)

The parties hereby agree that any award rendered by arbitration pursuant to this  shall be final and binding upon the parties hereto, and may be enforced by any court of competent jurisdiction.

(c)

Nothing in this  shall operate to prevent either party from seeking or obtaining from any court of competent jurisdiction:

(i)

injunctive relief to protect proprietary information or rights, or confidentiality, or to enforce negative covenants including non-competition covenants; or

(ii)

any provisional remedy pending the outcome of any arbitration.

Notwithstanding the above or any other provision herein, in the event, and only in the event, any arbitration brought to resolve a dispute under this Agreement involves the interests of Novartis, then Section  shall be revised to provide that the arbitration shall be brought in New York City, New York.

Article 5 General

5.1

Commencement

The obligations of Forbes and Chusei hereunder shall be deemed to begin as of September 16, 1999, the date of the Original Forbes-Chusei Confidentiality and Non-Disclosure Agreement. The other parties’ obligations under this Agreement shall begin on the Commencement Date.

5.2

Notice

All notices, request or other communications pursuant to this Agreement shall be in writing and may be given by personal delivery, air courier, facsimile transmission, or mail if sent by pre-paid, registered or certified mail, as follows:

if to Forbes:

Forbes Medi-Tech Inc.
200 – 750 West Pender Street
Vancouver, B.C.
Canada, V6C 2T8

Attention: Don MacDonald, Chief Financial Officer
Facsimile: (604) 689-7641
Telephone: (604) 689-5899

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if to Forbes USA:

Forbes Medi-Tech (USA) Inc.
c/o Forbes Medi-Tech Inc.
200 – 750 West Pender Street
Vancouver, B.C.
Canada, V6C 2T8

Attention: Don MacDonald, Chief Financial Officer
Facsimile: (604) 689-7641
Telephone: (604) 689-5899

if to Chusei:

Chusei USA Inc.
12500 Bay Area Boulevard
Pasadena, Texas
USA, 77507

Attention:  Mr. William E. Sonnier, President and CEO

Facsimile No.: (281) 474-3731
Telephone No.: (281) 474-7500 ex. 124

Notices to the LLC or LP shall be sufficiently given if given or sent in the manner aforesaid to the LLC or the LP, as the case may be, in care of Forbes and Chusei, and given to both Forbes and Chusei in the manner provided above.

All notices, requests or other communications shall be deemed to have been given upon: (a) actual receipt, if sent by personal delivery or air courier; (b) the first business day after transmission, if sent by facsimile; and (c) five days after deposit in the mail, if mailed as provided above.  Any party may change its address for notice by giving written notice of such change to the other party in the manor prescribed above.

5.3

Publicity

Except as otherwise provided in this Agreement or in any of the documents, instruments and agreements executed in connection herewith, the parties agree to keep the terms and conditions of this Agreement and the documents, instruments and agreements executed in connection herewith, strictly confidential and not to make any public announcements or any disclosures to any third parties, either orally or in writing, with respect thereto without the prior written consent of the other parties hereto; provided Chusei acknowledges and agrees that Forbes shall be entitled, without the consent of Chusei, to make a public announcement with respect to this Agreement as may be required by any securities regulations or other laws by which Forbes is bound or by the policies of any stock exchange on which any shares of Forbes are listing for trading; provided, however, Chusei shall be allowed the opportunity for 24 hours to review and comment upon such announcement prior to oral or written publication.

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5.4

Successors and Assigns

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their successors and permitted assigns. This Agreement and all rights hereunder shall not be assignable by any party hereto unless consented to in writing by the other parties.

5.5

Amendments

Except as otherwise herein provided, any and all amendments, additions or deletions to this Agreement shall be null and void unless approved by the parties in writing.

5.6

Headings

All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

5.7

Complete Agreement

There are no representations, warranties, guarantees, promises, agreements, covenants or conditions between the parties with respect to the subject matters of this Agreement except as may be set forth in agreements in writing executed by any two or more of the parties hereto.  However, in the event of a conflict between or among this Agreement and any other Project Agreement with respect to the subject matter covered herein, the provisions of the other Project Agreement shall control.

5.8

Original Forbes-Chusei Confidentiality and Non-Disclosure Agreement

The Original Forbes-Chusei Confidentiality and Non-Disclosure Agreement is hereby deemed to be terminated and replaced by this Agreement.

5.9

Counterparts

This Agreement may be executed in counterparts and such counterparts, when taken together, shall be considered one and the same agreement as if the parties had executed the same document.  This Agreement or a counterpart hereof may be executed by a party and delivered by facsimile transmission and if so executed and delivered this Agreement or such counterpart shall for all purposes be as effective as if the party had executed and delivered this Agreement or such counterpart bearing an original signature.

5.10

Governing Law

This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of Texas (without regard to the choice of law provisions thereof). Notwithstanding the foregoing, in the event, and only in the event, arbitration is brought pursuant to Section  hereof, and the interests of NOVARTIS are involved, then the substantive laws of New York shall be applied to such arbitration proceedings.

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5.11

Further Assurances

Each of the parties agrees that it will execute and deliver all such further documents and do all such further acts and things as may be reasonably required from time to time to give effect to the purpose and intent of this Agreement.

5.12

No License

Nothing in this Agreement is to be construed as conferring upon Recipient any interest, license or right in or to the Confidential Information of Owner except as specifically provided in this Agreement.

5.13

Severability

If any provision or part of this Agreement shall for any reason be held by a court of competent jurisdiction to be illegal, invalid, void, voidable or unenforceable, then such illegal, invalid, void, voidable or unenforceable provision or part shall be severable and severed from this Agreement, and the other provisions of this Agreement shall not be affected thereby but shall be and remain in full force and effect.

5.14

Survival

The provisions of , ,  and  shall survive any termination of this Agreement and the Project Agreements.

5.15

Interpretation

Whenever the singular or the neuter is used herein, the same shall be deemed to include the plural or the masculine or feminine where the context or the parties so require.  The words “herein”, “hereby”, “hereunder”, “hereof”, “hereto”, and words of similar import, refer to this Agreement as a whole and not to any particular article, section or subsection of this Agreement.

5.16

Waiver

No provision of this Agreement, and no rights of a party arising as a result of any default hereunder, shall be deemed to be waived by any party unless such waiver is in writing signed by such party.

5.17

No Partnership

Nothing in this Agreement shall be deemed in any way or for any purpose to constitute a party a partner of the other party in the conduct of any business or otherwise or a member of a joint venture or joint enterprise with the other party.

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IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

FORBES MEDI-TECH INC.	PHYTO-SOURCE, L.P.
by its General Partner
PHYTO-VENTURE, LLC
Per: ________________________________
Authorized Signatory
Per: ________________________________
FORBES MEDI-TECH (USA) INC.	Manager

Per: ________________________________	Per: ________________________________
Authorized Signatory	Manager

CHUSEI (U.S.A.) INC.	PHYTO-VENTURE, LLC

Per: ________________________________	Per: ________________________________
William E. Sonnier, President and CEO	Manager

Per: ________________________________
Manager

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Confidential

EXHIBIT F

Certificate of Analysis

Attached

*****(Exhibit F omitted)

CONFIDENTIAL TREATMENT HAS BEEN SUBMITED WITH RESPECT TO CERTAIN PORTIONS OF THIS EXHIBIT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THOSE PORTIONS ARE DESIGNATED BY “*****”

Confidential

EXHIBIT G

Stanol Quantities and Specifications

Attached

*****(Exhibit G omitted)

CONFIDENTIAL TREATMENT HAS BEEN SUBMITED WITH RESPECT TO CERTAIN PORTIONS OF THIS EXHIBIT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THOSE PORTIONS ARE DESIGNATED BY “*****”

Confidential

EXHIBIT H

Patents

Reducol Composition:

US Patent No *****(information omitted)

US Patent Application Serial No. *****(information omitted)

PCT Application *****(information omitted)

Confidential

EXHIBIT I

Termination Agreement

Attached

TERMINATION AND AMENDMENT AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”) is made and entered into as of February 22, 2006 by and among FORBES MEDI-TECH (USA) INC., a corporation incorporated  under the laws of Delaware, having an office at Suite 200, 750 West Pender Street, Vancouver, BC, Canada, V6C 2T8 (“Forbes Medi-Tech USA”), PHYTO-SOURCE, L.P., a limited partnership formed under the laws of Texas, having an office at 12502 Bay Area Boulevard, Pasadena, Texas, U.S.A., 77505 (the “Limited Partnership”).

RECITALS

WHEREAS, on July 17, 2001, Forbes Medi-Tech USA and the Limited Partnership entered into the Supply Agreement (the “Original Supply Agreement”);

WHEREAS, as of the date hereof, Forbes Medi-Tech and the Limited Partnership have entered into a new Supply Agreement (the “Supply Agreement”);

WHEREAS, Forbes Medi-Tech USA and the Limited Partnership desire to terminate the Original Supply Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

1.

Termination of the Original Supply Agreement

Notwithstanding any provision of the Original Supply Agreement, Forbes Medi-Tech USA and the Limited Partnership hereby acknowledge and agree that the Original Supply Agreement is terminated as of the date hereof, provided that, the parties’ certain rights and obligations shall survive pursuant o Section 18.15 of the Original Supply Agreement.

2.

Release of Claims

In consideration of the premises, mutual covenants and other consideration set forth in this Agreement and except as specifically set forth in this Agreement, each of the parties hereto, to the fullest extent legally permitted, unconditionally releases and forever discharges each of the parties from any and all Claims that it now has, ever had or may have by reason of, arising out of, or relating in any way to the Original Supply Agreement; provided, however, that the foregoing release shall not apply to any Claims arising as a result of a breach of this Agreement or arising under any other agreement that has been or may in the future be entered into between any of the parties on or after the date of this Agreement, which Claims shall be subject to the rights and remedies set out herein or therein, as applicable. As used in this Agreement, the term “Claim” or “Claims” shall mean any and all causes of actions, litigation, suits, controversies, exercise of warranties, proceedings, offsets, claims demands, and/or any and all other actions, of any kind or nature whatsoever, in law, in equity, under contract or contingent, reported or unreported, base on, arising from, or for the recovery of, any actual or threatened  or alleged liabilities, responsibilities, obligations, costs, debts, sums of money, accounts, covenants, representations, agreements, warranties, attorneys’ fees, promises, contracts trespasses, damages, judgments, executions, and or any and all other asserted basis, of any kind or nature whatsoever.

3.

Governing Law

This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of New York.

4.

Jurisdiction

Any action to enforce, arising out of, or relating in any way to the provisions of this Agreement shall be brought and prosecuted in the District Court of New York and the parties to this Agreement consent to the personal and subject matter jurisdiction of said court.

5.

Counterparts

This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized signatories as of the date first above written.

FORBES MEDI-TECH (USA) INC.

By :

“Charles Butt”

Name :  Charles Butt

Title :  President

PHYTO-SOURCE, L.P.

By :

“William E. Sonnier”

Name :  William E. Sonnier

Title :  Manager

By :

Steven Mayeux”

Name :  Steven Mayeux

Title :  Manager